NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2018 RESULTS

(Carson City, Nevada) - March 14, 2019

PICO Holdings, Inc. (NASDAQ:PICO) reported results for the fourth quarter and full year ended December 31, 2018. We reported shareholders' equity of $176.6 million ($8.52 per share) at December 31, 2018, compared to $184.5 million ($8.60 per share) at September 30, 2018 and $207.2 million ($8.95 per share) at December 31, 2017.

Fourth Quarter Results of Operations

For the fourth quarter of 2018, we reported a net loss of $100,000 ($0.01 per share), compared to a net loss of $1.1 million ($0.05 per share) for the fourth quarter of 2017. Our fourth quarter results of operations were as follows (in thousands):

	Three Months Ended December 31,
	2018	2017

Total revenue	$2,789	$1,244

Loss from continuing operations before income taxes	(119)	(2,064)
Benefit for federal, foreign, and state income taxes	19	336
Loss from continuing operations	(100)	(1,728)
Gain on sale of discontinued operations, net of tax	—	612
Net income from discontinued operations, net of tax	—	612
Net loss attributable to PICO Holdings, Inc.	$(100)	$(1,116)

Full Year Results of Operations

For 2018, we reported a net loss of $3.3 million ($0.15 per share), compared to net income of $464,000 ($0.02 per share) for 2017. Our full year results of operations were as follows (in thousands):

	Year Ended December 31,
	2018	2017

Total revenue	$13,051	$36,276

Income (loss) from continuing operations before income taxes	(3,319)	10,341
Provision for federal, foreign, and state income taxes	(53)	(3,082)
Income (loss) from continuing operations	(3,372)	7,259
Income from discontinued operations, net of tax	—	3,053
Income (loss) on sale of discontinued operations, net of tax	43	(8,698)
Net income (loss) from discontinued operations, net of tax	43	(5,645)
Net income (loss)	(3,329)	1,614
Net income attributable to noncontrolling interests	—	(1,150)
Net income (loss) attributable to PICO Holdings, Inc.	$(3,329)	$464

PICO’s President and Chief Executive Officer, Dorothy Timian-Palmer, commented:

“We continued to execute on our business plan in 2018 by monetizing assets, returning capital to shareholders, simplifying our corporate structure and reducing costs.

“We began significant monetizations of our northern Nevada water assets in 2018 with sales of approximately 511 acre-feet of water rights from our Carson/Lyon inventory for consideration of $10.3 million and sales of approximately 77 acre-feet from our Fish Springs Ranch inventory for consideration of $2.7 million. We also had a sale that closed during the first quarter of 2019 of another northern Nevada asset - 1,064 acres of land and 18 acre - feet of water rights at Dodge Flat near Fernley, Nevada - to a solar power project developer for consideration of $8.9 million. We believe these sales are indicative of the economic growth occurring in the region due to robust employment and population increases. While the timing of future monetizations of our northern Nevada assets is inherently uncertain, we continue to believe there is strong future demand for our water inventory as the region’s job and housing demand continues to grow driving the need for additional sustainable water resources.

“Our other major water assets are our Long Term Storage Credits (“LTSC”) located in Arizona.

“Due to the continued drought on the Colorado River system, over the past 16 years, a new plan has been developed, the Lower Basin Drought Contingency Plan, known as “DCP”. This plan, as currently devised, provides for additional water supplies to be held behind Hoover Dam in Lake Mead requiring a reduction in the volume of water from Arizona, Nevada, and California’s apportionments. This collective effort is to stave off a drought declaration and/or to reduce the drought’s impact to the Lower Basin States of which the most affected would be Arizona by over 1,000,000 acre - feet through 2026. To date, the states have not yet agreed on a final DCP and, in the absence of an agreement ultimately being reached, it is possible that the Secretary of the Interior will determine the shortage contribution of each state.

“We continue to believe that Vidler’s LTSCs are well positioned to buffer Arizona through times of water shortage and our LTSCs could be purchased by state entities and/or municipalities located in the Phoenix Active Management Area, for Indian Firming purposes and to be used directly or to help sustain levels in Lake Mead. We continue our on-going LTSC sales to developers and a golf course which are located within the Phoenix Active Area Management.

“During 2018 we repurchased approximately 2.5 million of our common shares (approximately 10.6% of our common shares outstanding at December 31, 2017) for approximately $27.6 million (approximately $11.27 per share on average) through open market purchases. In addition to the special dividend paid to shareholders in 2017 of $115.9 million, this means we have returned approximately $143.5 million to our shareholders within the past eighteen months.

“From time to time we review potential opportunities to enhance our existing water assets. To this end, we have entered into an option agreement to purchase approximately 267 acre - feet of groundwater rights in the Dayton corridor area of Lyon County in northern Nevada for $4 million ($15,000 per acre - foot) in the second quarter of 2019. In addition, we also have options to purchase a further 201 acre - feet of these groundwater rights in the second quarter of 2020 and a final instalment of 201 acre - feet in the second quarter of 2021 for total consideration of approximately $6.1 million ($15,153 per acre - foot).

“We believe this potential acquisition of groundwater rights should be accretive to shareholders for several reasons: These groundwater rights are a good complement to our existing water inventory in the area and provide us with additional flexibility for utilizing our entire inventory as a sustainable water resource for future commercial and residential development in Lyon County. The potential purchase of these water rights recycles capital into water resources in the area at what we believe to be an attractive price on a per acre - foot basis. Finally, we believe that, in the long - term, the Lyon County area will be a major beneficiary of the economic growth occurring in the Reno/Sparks/Tahoe region of northern Nevada and the acquisition of these groundwater rights and our existing water inventory will be an essential component of that future growth.

“Our head office is now located in Carson City, Nevada and we have closed our La Jolla, California office. The finance and accounting functions previously located in La Jolla have almost been completely transitioned to Carson City and we expect this to be fully completed by the time of our annual meeting of shareholders on May 3, 2019 and the filing of our Quarterly Report on Form 10-Q for the first quarter 2019.

“We have continued to reduce our cost base as we exited our non - water resource development operations and transitioned our finance function to Carson City, Nevada. Total costs, excluding cost of real estate and water assets sold, were $11.1 million in 2018 compared to $12.7 million in 2017. Our costs in 2018 included a non - cash charge of approximately $1 million for writing off a legacy investment and an accrual of approximately $1.2 million for severance and reorganization costs, primarily related to the planned departure in early May 2019 of our current Chief Financial Officer.

“We estimate that, once all transitional costs are completed by early May 2019, our total cash expenses net of operating income, which does not include any potential asset monetizations, should be approximately $5.5 million per annum.”

Net Operating Loss Carryforwards

At December 31, 2018, we had approximately $170.1 million of (pre-tax) federal net operating loss carryforwards, or NOLs, that could be utilized in certain circumstances to offset our taxable income and reduce our federal income tax liability. Additional information with respect to these NOLs is included in our Annual Report on Form 10-K for the year ended December 31, 2018 that we filed with the Securities and Exchange Commission.

About PICO Holdings, Inc.

Currently, we believe the highest potential return to shareholders is from a return of capital. As we monetize assets, we intend to return capital back to shareholders through a stock repurchase program or by other means such as special dividends. We may, from time to time, reinvest a portion of proceeds from asset monetizations in further development of existing assets if we believe the returns on such reinvestment outweigh the benefits of a return of capital.

As of December 31, 2018, our primary holding was Vidler Water Company, Inc., a water resource and water storage business with assets and operations primarily in the Southwestern U.S.

OTHER INFORMATION

At December 31, 2018, PICO Holdings, Inc. had a market capitalization of $189.4 million, and 20,726,104 shares outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding our business objectives, our ability to close pending sales of our assets and the proceeds therefrom, the future demand for our water inventory, our ability to sell our LTSCs, the estimated savings from our transition to Carson City, and our ability to preserve and utilize NOLs to offset taxable income and reduce our federal income liability, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which Vidler operates; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (775) 885-5000 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CONTACT:    Dorothy Timian-Palmer
Chief Executive Officer
(775) 885-5000

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